Exhibit 10.2

                                  STOCK OPTION
                                 GRANT AGREEMENT

              2001 Directors and Officers Long-Term Incentive Plan


On _______ (the "Date of Grant") the Compensation Committee of the Board of Directors (the "Committee") of McDermott International, Inc. (the "Company") granted to you, pursuant to the 2001 Directors and Officers Long-Term Incentive Plan (the "Program") of the Company, certain Non-Qualified Stock Options (the "Options"), upon the terms and conditions set forth in the Program, and/or in this Agreement (hereinafter, the "Grant"). The provisions of the Program are incorporated herein by reference. A copy of the Program is enclosed for your reference.

Any reference or definition contained in this Agreement shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Program and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Program shall be binding and conclusive on you and your legal representatives and beneficiaries. The term "Company" as used in this Agreement with reference to employment shall include subsidiaries of the Company. Whenever the words "you or your" are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiary, estate, or personal representative, to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person.

Subject to the terms and conditions of the Program, the terms and conditions of this Grant, are as follows:

1. Number and Price of Options - The Company grants to you the option to purchase from the Company at the price of $_______ up to, but not exceeding in the aggregate, the number of shares of the Company's Common Stock (the "Common Stock"), as shown on the attached Notice of Grant and as explained hereinafter and in the Program.

2. Option Term - Options have been granted for a period of ten (10) years from the Date of Grant (the "Option Term").

3. Exercise of Options - Options do not provide you with any rights or interest therein until they become exercisable upon the earliest of the following:

     (a)  your termination of employment due to death or disability;

     (b) your termination of employment due to retirement, other than early retirement, under a funded or unfunded retirement plan or arrangement of the Company or any subsidiary;

     (c) at the sole discretion of the Committee, upon your termination of employment by reason of dismissal for the convenience of the Company or early retirement under a funded or unfunded retirement plan or arrangement of the Company or any subsidiary; and

     (d) with respect to ______ of the stock subject thereto, on a cumulative basis, on or after the _________ anniversaries of the Date of Grant, provided you have continued in the employment of the Company through such anniversary or anniversaries.

Options which are exercisable at the time of termination of employment continue to be exercisable until terminated as described in paragraph 5 below.

Options which are not and do not become exercisable at the time of your termination of employment shall, coincident therewith, terminate and be of no force or effect.

4. How to Exercise - The Options hereby granted shall be exercised by written notice to Mr. L. J. Sannino, Senior Vice President, Human Resources, specifying the number of shares you then desire to purchase, which may not be fewer than twenty-five (25), together with a check payable to the order of McDermott International, Inc. for an amount in United States dollars equal to the option price of such shares or, if the Committee permits, shares of Common Stock having an aggregate fair market value (as of the trading date immediately preceding the date of exercise) equal to such option price, or a combination of cash and such shares. You may also use the Simultaneous Exercise and Sale of Options ("SESO") Program.


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5.   Termination of Options - The Options, which become exercisable as provided in paragraph 3 above, shall terminate and be of no force or effect as follows:

     (a) If your employment terminates during the Option Term by reason of normal retirement or disability, the Options terminate and have no force or effect upon the expiration of the Option Term;

     (b) If your employment terminates during the Option Term by reason of death, the Options terminate and have no force or effect three (3) years after the date of death, or upon the expiration of the Option Term, whichever occurs first;

     (c) If your employment terminates during the Option Term due to your early retirement or dismissal for the convenience of the Company, the Options terminate and have no force or effect upon the expiration of three (3) to twelve (12) months after your termination, as may be determined at the sole discretion of the Committee, but in no event later than the expiration of the Option Term;

     (d) If your employment terminates during the Option Term for any other reason, the Options terminate and have no force or effect upon the expiration of three (3) months after your termination of employment or the expiration of the Option Term, whichever occurs first;

     (e) If you should be convicted of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty, or moral turpitude, or (b) you should engage in conduct that brings or may reasonably be expected to bring disrepute or discredit to the Company as determined in the sole judgment of the Committee, the Options terminate and have no force or effect immediately upon notice of such conviction or determination, as appropriate. In addition, your right to exercise Options may be suspended during any inquiry regarding any of the above referenced acts pending a final determination by the Committee; and

     (f) If you continue in the employ of the Company through the Option Term, the Options terminate and have no force or effect upon the expiration of the Option Term.

6. Who Can Exercise - During your lifetime the Options shall be exercisable only by you. No assignment or transfer of the Options, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order, shall vest in the assignee or transferee any interest whatsoever.

7. Securities and Exchange Commission Requirements. If you are a Section 16 insider, this type of transaction must be reported on a Form 4 before the end of the second (2) business day following the Date of Grant. Please be aware that if you are going to reject the grant, you should do so immediately after the Date of Grant to avoid potential Section 16 liability. Please advise Kathy Peres and Renee Hack immediately by e-mail, fax or telephone call if you intend to reject this Grant. Absent such notice of rejection, the Company will prepare and file the required Form 4 on your behalf within the required two business day deadline. If Section 16 applies to you, you are also subject to Rule 144. This Rule is applicable only when the shares are sold, so you need not take any action under Rule 144 at this time.

     Those of you covered by these requirements have already been advised of your status. Others of you may become Section 16 insiders at some future date, in which case reporting will be required at that time.

The Internal Revenue Service has ruled that income recognized upon the exercise of non-qualified stock options is compensation reportable on Form W-2 and is subject to income tax withholding. You will be required to pay forthwith to the Company the amount which the Company must withhold on your behalf upon exercise of the Options. State income tax and FICA withholding may also be required and will be withheld in the same manner.

Neither the action of the Company in establishing the Program, nor any action taken by it, by the Committee or the Board of Directors under this Program nor any provisions of this Agreement shall be construed as giving to you the right to be retained in the employ of the Company.